January 31, 2011

Arrow Financial Corporation

Dear :

(a)

We hereby agree with you that if within six (6) months after a Change in Control of Arrow Financial Corporation (“Arrow”), you incur a Termination of Employment (i) at our election (or that of the successor company) or one of its Affiliates or (ii) by your election after (A) you are not offered a position with Arrow (or the successor company) or one of its Affiliates at a base salary at least equal to your base salary immediately prior to the Change in Control (your “Base Salary”), or (B) you are offered a position with Arrow (or the successor company) or one of its Affiliates which requires you to relocate more than 50 miles, then you will be entitled to receive a cash payment equal to one year’s Base Salary.  Subject to paragraphs (c) and (d) below, such cash payment will be paid over a one year period in equal installments in accordance with Arrow’s regular payroll practice, commencing on the first payroll period beginning after the date of your Termination of Employment.

(b)

You will also be entitled to continuing coverage for one year after your Termination of Employment, under our group medical, dental and term life insurance, including any cost-sharing arrangements.

(c)

Notwithstanding anything to the contrary in the Agreement, if you are a “Specified Employee,” you may not receive a payment of nonqualified deferred compensation, as defined in Section 409A of the Internal Revenue Code and the regulations thereunder, until at least six (6) months after your Termination of Employment.  Any payment of nonqualified deferred compensation otherwise due in such six (6) month period shall be suspended and become payable at the end of such six (6) month period.

(d)

In the case of an unforeseeable emergency, as defined in Internal Revenue Code Section 409A, the Board of Directors of Arrow, upon written request, shall permit the immediate distribution of all or any portion of the amounts payable to you, to the extent permitted under Internal Revenue Code Section 409A and the regulations thereunder.

(e)

The terms “Change in Control,” “Termination of Employment,” “Specified Employee” and “Affiliate” are defined on Exhibit A attached to this letter.

(f)

To receive the above benefits, you must remain continuously employed by Arrow Financial Corporation or one of its Affiliates until the closing date of the Change in Control.  However, if you are offered a continuing position but at a reduced salary or which requires you to relocate more than 50 miles, and you elect to accept that offer, you still may collect the benefits hereunder if you incur a Termination of Employment within six (6) months after the Change in Control.

(g)

This letter agreement will continue until January 31, 2012 or your earlier Termination of Employment.

Please indicate your acceptance of this proposal by signing below on the enclosed copy, and return the copy to me.  Upon my receipt of your executed copy, this letter will constitute a binding agreement between us, governed by New York law.

Sincerely,

/s/ Thomas L. Hoy

Chairman, President & C.E.O.

ACCEPTED AND AGREED TO as of this 31st day of January 2011.

/s/ Thomas J. Murphy

(Signature of Officer)

EXHIBIT A

CHANGE IN CONTROL

A “Change in Control” of Arrow Financial Corporation (“Arrow”) shall mean: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of Arrow that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Arrow; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of Arrow that, together with stock of Arrow acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of Arrow; (iii) a majority of the members of the Board of Directors of Arrow are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Arrow before the date of the appointment or election; or (iv) one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from Arrow that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of Arrow immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Arrow.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

TERMINATION OF EMPLOYMENT AND AFFILIATE

A “Termination of Employment” means separation from service with Arrow and its Affiliates (generally 50% common control with the Employer), as the term “separation from service” is defined in IRS regulations under Section 409A of the Internal Revenue Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the employee will return).  For purposes of this definition, the term “Affiliates” means any corporation or other business entity that from time to time is, along with Arrow, a member of a controlled group of businesses, as defined in sections 414(b) and 414(c) of the Code, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test.  A corporation or other business entity is an Affiliate only while a member of such group.

SPECIFIED EMPLOYEE

A “Specified Employee” means a “specified employee” as defined in Treasury Regulation §1.409A-1(i) (generally 5% shareholders, 1% shareholders earning compensation greater than $150,000, and officers earning more than $150,000 (for 2008, indexed for inflation)).